EXHIBIT 10.10

SECOND AMENDMENT TO LOAN AGREEMENT

     This SECOND AMENDMENT TO LOAN AGREEMENT (the “Second Amendment”), dated as of the 29th day of October, 2004, is made by and between HORIZON VESSELS INTERNATIONAL, LTD. (“Borrower”), and GENERAL ELECTRIC CAPITAL CORPORATION OF TENNESSEE (“Lender”).

W I T N E S S E T H:

     WHEREAS, Borrower and Boeing Capital Corporation (“Boeing”) entered into that certain Loan Agreement dated as of June 30, 2003 (as the same has been or may hereafter be amended, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Borrower agreed to borrow, and Boeing agreed to lend, upon and subject to the terms thereof, up to the aggregate principal amount of $35,000,000 (the “Loan”); and

     WHEREAS, pursuant to the Purchase and Sale Agreement among Boeing, BCC Equipment Leasing Corporation, McDonnell Douglas Overseas Finance Corporation, Boeing Capital Loan Corporation and General Electric Capital Corporation, dated as of May 24, 2004, the Lender purchased the Loan Agreement.

     WHEREAS, the parties now desire to modify certain of the terms and conditions contained in the Loan Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and premises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed and do hereby agree as follows:

     1. Capitalized terms used in this Second Amendment (including the recitals hereof) shall have the meanings assigned to them in the Loan Agreement, as amended by this Second Amendment.

     2. This Second Amendment becomes effective only upon: (1) the transactions associated with the funding of additional subordinated debt as set forth in the additional investment proposal (as described in the Estoppel Certificate executed by the Lender on an even date herewith) closing on or before November 8, 2004 and (2) the Borrower and Horizon Offshore, Inc. paying to the Lender the first installment of the fee agreed to by the parties in an amount equal to one-half percent (0.5%) of the now current outstanding principal balance of the Loan ($31,428,560.30 as of October 19, 2004).

     3. The Loan Agreement is hereby amended by adding the following definition to the Definitions section thereof in the correct alphabetical order:

     “Subordinated Debt” means indebtedness of the Parent incurred pursuant to (a) that certain Purchase Agreement dated March 11, 2004, among the Parent, the guarantors listed therein and the purchasers listed therein, pursuant to which those certain 16% subordinated secured notes due March 31, 2007, in an aggregated principal amount equal to $65,400,000.00 were issued, as the same may be amended, supplemented or modified from time to time, and (b) that certain Purchase Agreement dated May 27, 2004, among the Parent, the guarantors listed therein and the purchasers listed therein, pursuant to which (i) those certain 18% subordinated secured notes due March 31, 2007, in an aggregated principal amount equal to $18,750,000.00 were issued on May 27, 2004, (ii) those certain additional 18% subordinated secured notes due March 31, 2007, in an aggregated principal amount equal to $5,291,865.00 were issued on September 17, 2004, and (iii) those certain additional 18% subordinated secured notes due March 31, 2007, in an aggregated principal amount equal to $9,625,000 were issued on November 4, 2004, as the same may be amended, supplemented or modified from time to time.

     4. The Loan Agreement is hereby amended by amending and restating the following definitions in their entirety:

     “Cash Interest” means, for any period, the consolidated Interest Expense of the Parent and its subsidiaries for such period, determined in accordance with GAAP applied consistently, less (a) interest related to the Subordinated Debt (which is in fact paid-in-kind) and (b) all amounts included in Interest Expense, in accordance with GAAP, for amortization of debt fees, discounts and warrant expense.

     “EBITDA” means for the Parent and its subsidiaries, on a consolidated basis, for any period, the sum of (a) Net Income before gains and losses on sales of assets (to the extent such gains and losses are included in earnings), plus (b) Tax Expense, plus (c) depreciation and amortization (including accelerated amortization of prepaid loan fees, discounts and warrant expense, as required by GAAP), plus (d) Interest Expense.

     “EBITDAR” means for the Parent and its subsidiaries, on a consolidated basis, for any period, the sum of (a) Net Income before gains and losses on sales of assets (to the extent such gains and losses are included in earnings), plus (b) Tax Expense, plus (c) depreciation and amortization (including accelerated amortization of prepaid loan fees, discounts and warrant expense, as required by GAAP), plus (d) Interest Expense, plus (e) restructuring charges, including costs of professional advisors to the Parent and its subsidiaries (including costs of professional advisors to the Parent’s lenders and other creditors which are required to be paid by the Parent or its subsidiaries).

     “Fixed Charge Coverage Ratio” means for the Parent and its subsidiaries, on a consolidated basis, (a) as of September 30, 2004, (i) EBITDA for the quarter ended as of September 30, 2004, divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of September 30, 2004 divided by four, plus (B) Cash Interest for the quarter ended September 30, 2004, plus (C) Tax Expense for the quarter ended as of September 30, 2004, (b) as of December 31, 2004, (i) EBITDA for the quarters ended as of September 30, 2004 and December 31, 2004, divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of December 31, 2004 divided by two, plus (B) Cash Interest for the quarters ended as of September 30, 2004 and December 31, 2004, plus (C) Tax Expense for the quarters ended as of September 30, 2004 and December 31, 2004, (c) as of March 31, 2005, (i) EBITDA for the quarters ended September 30, 2004, December 31, 2004, and March 31, 2005 divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of March 31, 2005 times .75 (seventy-five percent), plus (B) Cash Interest for the quarters ended September 30, 2004, December 31, 2004, and March 31, 2005, plus (C) Tax Expense for the quarters ended September 30, 2004 , December 31, 2004, and March 31, 2005, and (d) for all quarters ending thereafter, (i) EBITDA for the four (4) quarters then ended divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of the quarter then ended, plus (B) Cash Interest for the four (4) quarters then ended, plus (C) Tax Expense for the four (4) quarters then ended.

     “Tangible Net Worth” means, at any particular date, all amounts which, in conformity with GAAP, would be included as stockholder’s equity on a consolidated balance sheet of the Parent and its subsidiaries, including without limitation adjustments for the addition of paid-in-kind interest, discounts and warrant amortization on Subordinated Debt; provided, however, there shall be excluded therefrom (a) any amount at which shares of capital stock of the Parent or any subsidiary appear as an asset on the Parent’s or such subsidiary’s balance sheet, (b) goodwill, including any amount, however designated, that represent the excess of purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) loans and advances to any stockholder, director, officer, or employee of the Parent or any subsidiary or any affiliate, and (e) all other assets which are properly classified as intangible assets.

     “Total Funded Debt” means, for the Parent and its subsidiaries, on a consolidated basis, the sum of (a) all indebtedness for borrowed money, whether or not evidenced by notes, bonds, debentures, notes or similar instruments, (b) all capital lease obligations, (c) all obligations to pay the deferred purchase price of property or services (but excluding trade accounts payable or trade notes in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of the Parent or any of its subsidiaries, and (e) all letter of credit liabilities.

     5. It is further understood and agreed by and among the parties hereto that all terms and conditions of the Loan Agreement, except as herein modified, shall remain in full force and effect.

     6. Borrower hereby represents and warrants to Lender that each of the representations and warranties of Borrower contained in the Note, Loan Agreement and each of the other Loan Documents to which it is a party are true, correct and complete as of the date hereof and apply to the execution and delivery of this Second Amendment and any other documents executed in connection herewith.

     7. Borrower hereby acknowledges, confirms and warrants to Lender that as of the date of this Second Amendment, it has no defenses, claims, rights of set-off or counterclaims against Lender under, arising out of, or in connection with this Second Amendment, the Loan, the Loan Agreement or the other Loan Documents to which it is a party or against any of the indebtedness evidenced, advanced or secured thereby, any and all of which Borrower hereby expressly waives.

     8. In consideration of Lender executing this Second Amendment, Borrower hereby unconditionally and irrevocably fully releases, acquits, settles, and discharges any and all claims, counterclaims, liabilities, damages, defenses, demands and causes of action that Borrower have or may have against Lender, its respective officers, directors, trustees, agents, employees, attorneys, successors and assigns (collectively, the “Released Parties”), whether or not acting in their official capacity with respect to the Lender, in their personal capacity or in any other capacity, related to or that may have arisen, may arise or are or become assertable as a result of events occurring in connection with the Loan and the Loan Documents, together with any and all negotiations, discussions, acts, omissions, renewals, extensions, collateral documents, and other agreements and actions related thereto, including any claims, causes of action or defenses based on the negligence of Lender or any of the Released Parties or on any other “lender liability” theories of, among others, bad faith, unfair dealing, duress, coercion, control, misrepresentation, omissions, misconduct, overreaching, unconscionability, disparate bargaining position, reliance, equitable subordination, fraud, or otherwise, and do hereby intend to release, compromise and settle and such claims and matters, whether known or unknown, whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether they arose collaterally, directly, derivatively or otherwise between Borrower and the Released Parties from the beginning of the world to and including the date of this Amendment (collectively the “Released Claims”). Borrower hereby represents and warrants to Lender that Borrower is presently the legal owner and holder of any and all of the Released Claims and that Borrower has not heretofore expressly or impliedly assigned, transferred, pledged, hypothecated sold, conveyed or otherwise disposed of, for the benefit of creditors or otherwise, any of the Released Claims.

     9. Borrower acknowledges and agrees that the Mortgage constitutes a valid first lien upon the mortgaged property in favor of Lender and that the Loan Documents constitute valid and binding agreements of obligations of the parties thereto with respect to the Loan. The mortgaged property is and shall remain subject to and encumbered by the lien, charge and encumbrance of the Mortgage and nothing herein shall affect or be construed to affect the lien, charge or encumbrance of the Mortgage or the priority hereof over other liens or encumbrances. Borrower acknowledges and agrees that the Mortgage constitutes and continues to be a valid first mortgage lien and security interest upon the mortgaged property in favor of Lender, subject only to permitted encumbrances as provided in the Loan Agreement. Nothing herein is intended to, nor shall it, constitute a novation of the indebtedness secured by the Mortgage or other Loan Documents.

     10. This Second Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns under the Loan Agreement.

     11. Each party hereto agrees promptly to do, make, execute and deliver all such additional and further acts, things, deeds, assurances, instruments and documents as the other party may reasonably request to vest in and assure to the requesting party its rights (and/or to confirm the agreements and obligations of the non-requesting party) hereunder or under any of the Loan Documents. Without limitation of the foregoing, each party agrees to provide such assurances concerning the effectiveness of this Second Amendment as the other party may reasonably request.

     12. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

BORROWER:		LENDER:

HORIZON VESSELS INTERNATIONAL, LTD.		GENERAL ELECTRIC CAPITAL CORPORATION OF TENNESSEE
By:	/s/ DAVID W. SHARP	By:	/s/ JOHN J. MCMONAGLE

Name: David W. Sharp		Name: John J. McMonagle
Title: Executive Vice President		Title: Senior Risk Manager

GUARANTORS:

HORIZON OFFSHORE, INC.

By:	/s/ DAVID W. SHARP

Name: David W. Sharp
Title: Excutive Vice President

HORIZON VESSELS, INC.

By:	/s/ DAVID W. SHARP

Name: David W. Sharp
Title: Executive Vice President

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